EXHIBIT 5.1

[LETTERHEAD OF RUSSIN & VECCHI]

July     , 2005

AU Optronics Corp.

No. 1, Li-Hsin Road II,

Science-Based Industrial Park,

Hsin-Chu, Taiwan,

Republic of China

Ladies and Gentlemen:

We act as special Republic of China (“ROC”) counsel for AU Optronics Corp. (the “Company”), a company limited by shares organized under the laws of the ROC, in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), and the contemplated issuance of up to 33,000,000 additional American depositary shares (the “Additional ADSs”), each ADS representing ten (10) common shares, par value NT$10.00 per share (the “Common Shares”), of the Company. The Common Shares to be issued by the Company are being registered pursuant to a Registration Statement on Form F-3 under the Act (the “Registration Statement”). The Common Shares to be issued by the Company will initially be represented by one certificate of payment to be issued by the Company that represent the right to receive the Common Shares. Accordingly, all references herein to Common Shares shall be deemed to include Common Shares represented by the certificates of payment.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, as we have deemed necessary as a basis for the opinions hereinafter expressed, including (i) an extract from the ROC Ministry of Economic Affairs Internet accessible data base, dated                     , showing the Company as being in existence, (ii) a copy of the Articles of Incorporation of the Company as last amended on June 14, 2005, (iii) photocopies of the minutes of the shareholders’ meeting of the Company held on June 14, 2005 and the minutes of the Company’s board of directors meeting held on June 21, 2005 in relation to issuance of the Additional ADSs and (iv) a photocopy of the company registration card of the Company issued by Hsinchu Science Park Administration on November 6, 2004, which includes therein a roster of directors and supervisors of the Company for a three year term commencing on April 30, 2004.

This opinion is based on the foregoing documents as of the date thereof and we have assumed for purposes hereof that such documents have not been amended, modified or revoked and that as of the date hereof, no circumstances exist and no governmental, judicial or other action (apart from changes in ROC laws or regulations of which we are aware) has occurred which would affect the validity, enforceability or accuracy thereof.

Our opinion relates solely to the laws of the ROC. We express no opinion on any matter which may be governed by the laws of any other jurisdiction including, without limitation, the laws of the State of New York.

For purposes of this opinion, we have assumed the genuineness of all documents examined by us, the completeness thereof and conformity to original documents of all copies submitted to us.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

2.	The Common Shares underlying the Additional ADSs have been duly authorized and, subject to obtaining the approval from the ROC Financial and Supervisory Commission in

AU Optronics Corp.

July     , 2005

connection therewith and, upon payment therefor and issuance thereof in accordance with the procedures set out in the ROC Company Law and related regulations, will be legally issued, fully paid and non assessable.

3.	Subject to the conditions and qualifications described in the Registration Statement, we hereby confirm that our opinion with respect to the material tax consequences of owning ADSs applicable to non-ROC holders is as set forth in the section of the Registration Statement entitled “Taxation - ROC Tax Considerations”.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement and to the reference to our name in the sections captioned “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Sincerely yours,

RUSSIN & VECCHI

By:
T. Y. Lee